Exhibit 10.29
KB HOME
AMENDED AND RESTATED 1999 INCENTIVE PLAN
INCENTIVE STOCK OPTION AGREEMENT
     This Stock Option Agreement (this “Agreement”) is made on                                          (the “Grant Date”) between KB Home, a Delaware corporation (the “Company”), and                                          (“Optionee”). Capitalized terms used in this Agreement and not defined herein have the respective meanings given them in the KB Home Amended and Restated 1999 Incentive Plan (the “Plan”).
A G R E E M E N T
     1. Grant. Subject to the terms of the Plan and this Agreement, the Company hereby grants to Optionee an option (“Option”) to purchase from the Company an aggregate of [___] shares of common stock, $1.00 par value per share, of the Company (“Common Stock”) at the purchase price of $[___] per share. The Option is intended to be an Incentive Stock Option. The Option may be exercised, and the shares of Common Stock subject to the Option (the “Option Shares”) may be purchased, only as provided under this Agreement. A copy of the prospectus describing the Plan is included herewith, and available upon request, and is made a part hereof.
     2. Option Vesting and Exercise. The Option may be exercised in accordance with the following vesting schedule if Optionee is employed by the Company or its Subsidiaries on the respective dates indicated below:

On or After		Shares Subject to Purchase
[_________]		33 1/3% of Option
[_________]	an additional	33 1/3% of Option
[_________]	an additional	33 1/3% of Option
     To exercise any portion of the Option that has vested, the Company must receive both written notice of exercise specifying the number of Option Shares to be purchased and payment for the full purchase price of such Option Shares plus the corresponding amount of any taxes the Company is required to withhold in connection with such exercise. The purchase price for such Option Shares and any corresponding tax withholding amounts may be paid in, or in any combination of, cash, cash equivalents or shares of Common Stock that are not subject to any pledge, other security interest or other applicable restriction under the Plan. Such Option Shares will be issued, in whole shares only, by or on behalf of the Company as soon as practicable upon the Company’s or its agent’s receipt of the full purchase price for such Option Shares and all corresponding tax withholding amounts.
     Except as provided in Section 3 below with respect to Optionee’s Retirement and subject to Section 4 below, Optionee will immediately forfeit all rights, title and interests in and to any portion of the Option that has not vested on the date Optionee’s employment with the Company is terminated.
     3. Accelerated Option Vesting. Notwithstanding Section 2 above, the entire Option granted hereunder will vest and become immediately exercisable upon a Change of Ownership of the Company only if the successor entity does not assume the Option or substitute an equivalent right for the Option, or upon Optionee’s Retirement. “Retirement” means severance from employment with the Company or its Subsidiaries for any reason other than a leave of absence, termination for cause, death or disability, at such time as the sum of Optionee’s age and years of service with the Company or its

Subsidiaries equals at least 65 or more, provided that Optionee is then at least 55 years of age. The Company will have the sole right to determine whether Optionee’s severance from employment constitutes a Retirement.
     4. Option Termination. The Option will cease to be exercisable and will expire and terminate to the extent not exercised upon the earlier of (i) the close of business on the tenth anniversary of the Grant Date and (ii) the dates set forth below in this Section 4.
(a)	Incentive Stock Option Termination. If the Option is designated as an Incentive Stock Option, and Optionee owned (within the meaning of Section 424(d) of the Code), at the time the Option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each as defined in Section 424 of the Code), the close of business on the fifth anniversary of the Grant Date.

(b)	Employment Termination Other Than For Cause or Retirement. If Optionee’s employment with the Company or its Subsidiaries is terminated for any reason other than for cause or Retirement (in each case, as determined by the Company), the date that is 90 calendar days after the date of such termination.

(c)	Employment Termination for Cause. If Optionee’s employment with the Company or its Subsidiaries is terminated for cause (as determined by the Company), the date that is 5 calendar days after the date of such termination.

(d)	Death. In the event of Optionee’s death (i) while Optionee is employed by the Company or its Subsidiaries, (ii) within 90 days of the date Optionee’s employment with the Company or its Subsidiaries is terminated for any reason other than for cause or Retirement (in each case, as determined by the Company) or (iii) in the event of Optionee’s retirement (as determined by the Company) prior to the date set forth in clause (i) of the first sentence of this Section 4, the first anniversary of the date of death.
     Optionee acknowledges that an Incentive Stock Option exercised more than 3 months after Optionee’s termination of employment, other than by reason of death or disability, will be taxed as a Non-Qualified Stock Option.
     5. No Stockholder Rights. Optionee, and any Permitted Transferee (as defined in Section 12 hereof), will not be deemed to be a holder of or possess any stockholder rights with respect to any Option Shares prior to the issuance of such Option Shares upon exercise of the Option as provided in this Agreement.
     6. Limitation as to Incentive Stock Options. Pursuant to Section 422(d) of the Code, if the Option is designated as an Incentive Stock Option, Optionee acknowledges that to the extent the aggregate Fair Market Value (determined in each case as of the date granted) of the Option Shares and the shares of all Common Stock subject to any other Incentive Stock Option(s) granted to Optionee that are exercisable for the first time in any calendar year exceeds $100,000, the Option and such other Incentive Stock Options will be considered Non-Qualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. Optionee further acknowledges that the limitation set forth in this Section 6 will be applied by taking the Option and other Incentive Stock Options into account in the order granted, as required by Section 422(d) of the Code and the regulations promulgated thereunder.
     7. Additional Restrictions. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other transfers of any Option Shares, including (a) restrictions under an insider trading policy, (b) stock ownership requirements, (c) restrictions designed to delay and/or coordinate the timing and manner of sales of Options Shares following a public offering of the Company’s Common Stock and (d) the required use of a specified brokerage firm for such resales or other transfers.
     8. Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other event described in Section 13(a) of the Plan, such adjustment will be made to the number, type and purchase price of the Option Shares, and to the terms and conditions hereof, as and to the extent the Committee determines to be appropriate (in its sole discretion).
     9. California Law. This Agreement will be construed, administered and enforced in accordance with the laws of the State of California. This Agreement and the Option will be subject to rescission by the Company if an executed original of this Agreement is not received by the Company within 90 days of its transmittal to Optionee.
     10. Conformity to Securities Laws. Optionee acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated in each case thereunder by the Securities and Exchange Commission. Notwithstanding anything herein to the contrary, the Plan will be administered, and the Option Shares will be issued, in such a manner as to conform to the requirements and limitations of such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement will be deemed amended to the extent necessary to conform to such laws, rules and regulations. Without limiting the generality of the foregoing, Optionee agrees that prior to any sale of Option Shares, Optionee will notify the Company in order to enable it to take any steps required by the Securities Act in connection with such sale and further agrees that he or she will not complete any such sale until he or she has been advised by the Company that such steps have been taken.
     11. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral and written agreements and understandings relating to such subject matter. OPTIONEE ACKNOWLEDGES AND AGREES TO BE BOUND TO, AND THAT THE OPTION IS GRANTED SUBJECT TO, ALL OF THE TERMS AND CONDITIONS OF THE PLAN, INCLUDING ANY TERMS, RULES OR DETERMINATIONS MADE BY THE COMMITTEE PURSUANT TO ITS ADMINISTRATIVE AUTHORITY UNDER THE PLAN, AND THAT IN THE EVENT OF ANY CONFLICT BETWEEN THIS AGREEMENT AND THE PLAN, THE PLAN WILL PREVAIL.
     12. Non-Transferability. The Option may not be transferred (in whole or in part) except by will or the laws of descent and distribution and except by gift or a domestic relations order to members of Optionee’s family or to trusts or other entities whose beneficiaries or beneficial owners are Optionee or members of Optionee’s family (each, a “Permitted Transferee”). During Optionee’s lifetime, unless the Option is transferred to a Permitted Transferee in accordance with this Section 12, only Optionee may exercise the Option as provided in this Agreement. Subject to such conditions and procedures as the Company may require, a Permitted Transferee may exercise the Option during Optionee’s lifetime.

     13. No Obligation. Neither the execution and delivery hereof nor the granting of the Option will constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of Optionee for any period or in any capacity.
     14. Notice. Any notice given hereunder to the Company will be addressed to the Company, attention Senior Vice President, Human Resources, and any notice given hereunder to Optionee will be addressed to Optionee at his or her address as shown on the records of the Company.
     15. Section 409A. Notwithstanding any other provision of the Plan or this Agreement, the Plan and this Agreement will be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the date hereof). The Committee may, in its discretion, adopt such amendments to the Plan or this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to comply with the requirements of Section 409A of the Code.
     IN WITNESS WHEREOF, the Company, by its duly authorized officer, and Optionee have executed this Agreement as of the day and year first above written.

KB HOME

By	Bruce Karatz
Chairman and Chief Executive Officer

OPTIONEE:

By:

[NAME]

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